EXHIBIT 2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------X
                                            :
In re:                                      :
                                            :        Chapter 11
VERSATEL TELECOM                            :        Case No. 02-13003 (RDD)
INTERNATIONAL N.V.,                         :
                                            :
                           Debtor           :
                                            :
--------------------------------------------X




                  DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE





                                              Douglas P. Bartner
                                              Andrew V. Tenzer
                                              SHEARMAN & STERLING
                                              599 Lexington Avenue
                                              New York, New York  10022
                                              (212) 848-4000



                                              ATTORNEYS FOR DEBTOR AND
                                              DEBTOR IN POSSESSION


                                              Dated July 26, 2002

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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

         DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

Section 1.1. Defined Terms.....................................................1
Section 1.2. Rules of Interpretation and Computation of Time...................8
Section 1.3. Dutch Law.........................................................9

                                   ARTICLE II

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

Section 2.1. Administrative Claims.............................................9
Section 2.2. Priority Tax Claims...............................................9

                                   ARTICLE III

        CLASSIFICATION AND TREATMENT OF CLAIMS AND COMMON STOCK INTERESTS

Section 3.1. Classification...................................................10
Section 3.2. Claims Against and Common Stock Interests in the Debtor..........10
Section 3.3. Acceptances and Rejections.......................................10
Section 3.4. Treatment of Claims Against and Common Stock Interests in
               the Debtor.....................................................11
Section 3.5. Objection to Proofs of Claim.....................................14

                                   ARTICLE IV

                                    CRAM DOWN

Section 4.1. Cram Down........................................................14

                                    ARTICLE V

                      MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.1. Continued Corporate Existence and Vesting of Assets in
               the Reorganized Debtor.........................................14
Section 5.2. Cancellation of Notes and Instruments............................15
Section 5.3. Corporate Governance, Directors and Officers, and
               Corporate Action...............................................15
Section 5.4. Sources of Cash for Plan Distribution............................15
Section 5.5. Elimination of Classes...........................................16
Section 5.6. Payment of Cash..................................................16
Section 5.7. Issuance of New Common Stock.....................................16
Section 5.8. Issuance of Warrants.............................................16
Section 5.9. GE Capital Senior Secured Facility...............................16
Section 5.10. Listing of New Common Stock.....................................16
Section 5.11. High Yield Warrants and Options.................................16
Section 5.12. Jacmel Shares...................................................17
Section 5.13. GE Capital Warrants.............................................17


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

                                   ARTICLE VI

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.1. Assumption of Executory Contracts and Unexpired Leases...........17
Section 6.2. Claims Based on Rejection of Executory Contracts or
               Unexpired Leases...............................................17
Section 6.3. Cure of Defaults for Assumed Executory Contracts and
               Unexpired Leases...............................................17
Section 6.4. Indemnification of Supervisory Directors and Managing Director...18
Section 6.5. Compensation and Benefit Programs................................18

                                   ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.1. Distribution for Allowed Claims and Allowed Common Stock
               Interests......................................................18
Section 7.2. Distribution by the Reorganized Debtor; Distributions with
               Respect to Debt Securities.....................................18
Section 7.3. Delivery and Distributions and Undeliverable or Unclaimed
               Distributions..................................................19
Section 7.4. Distribution Record Date.........................................20
Section 7.5. Setoffs and Recoupments..........................................20
Section 7.6. Surrender of Cancelled Instruments or Securities.................20
Section 7.7. Lost, Stolen, Mutilated or Destroyed Debt Securities.............21
Section 7.8. Fractional Cents.................................................21
Section 7.9. Fractional Shares of Common Stock of the Reorganized Debtor......21
Section 7.10. Manner of Cash Payment Under Plan of Reorganization.............21

                                  ARTICLE VIII

  PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND DISPUTED COMMON STOCK INTERESTS

Section 8.1. Characterization of Disputed Claims and Disputed Common
               Stock Interests................................................21
Section 8.2. Prosecution of Objections to Claims and Common Stock Interests...21
Section 8.3. Estimation of Claims.............................................22
Section 8.4. Payments and Distributions on Disputed Claims and Disputed
               Common Stock Interests.........................................22
Section 8.5. Dutch Plan.......................................................22

                                   ARTICLE IX

        CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

Section 9.1. Conditions Precedent to Confirmation.............................22
Section 9.2. Conditions Precedent to Consummation.............................23
Section 9.3. Waiver of Conditions.............................................23
Section 9.4. Effect of Non-Occurrence of Conditions to Consummation...........23

                                    ARTICLE X

                        DISCHARGE AND RELATED PROVISIONS

Section 10.1. Discharge of Debtor.............................................23
Section 10.2. Subordination...................................................24
Section 10.3. Releases........................................................24
Section 10.4. Preservation of Rights of Action................................25
Section 10.5. Exculpation.....................................................25
Section 10.6. Injunction......................................................25


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

                                   ARTICLE XI

                            RETENTION OF JURISDICTION

Section 11.1. Retention of Jurisdiction.......................................26

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.1. Dissolution of Committees.......................................27
Section 12.2. Payment of Statutory Fees.......................................27
Section 12.3. Modification of Plan............................................27
Section 12.4. Revocation or Withdrawal of Plan................................27
Section 12.5. Successors and Assigns..........................................27
Section 12.6. Reservation of Rights...........................................28
Section 12.7. Section 1145 Exemption..........................................28
Section 12.8. Headings........................................................28
Section 12.9. Governing Law...................................................28
Section 12.10. Severability...................................................28
Section 12.11. Implementation.................................................28
Section 12.12. Further Assurances.............................................28
Section 12.13. Service of Documents...........................................28
Section 12.14. Exemption from Certain Transfer Taxes..........................29
Section 12.15. Compromise of Controversies....................................29
Section 12.16. No Admissions..................................................29
Section 12.17. Filing of Additional Documents.................................30


Exhibit A - Term Sheet

                         DEBTOR'S PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         Versatel Telecom International N.V. ("Versatel"), debtor and debtor in possession in the above-captioned case, hereby respectfully proposes the following Plan of Reorganization under chapter 11 of the Bankruptcy Code:

                                   ARTICLE I

         DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

Section 1.1. Defined Terms

         Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

         "2004 Convertible Notes" means the outstanding (euro)300,000,000 principal amount of 4% Senior Convertible Notes due 2004 issued by Versatel under the applicable Convertible Notes Agency Agreement.

         "2005 Convertible Notes" means the outstanding (euro)360,000,000 principal amount of 4% Senior Convertible Notes due 2005 issued by Versatel under the applicable Convertible Notes Agency Agreement.

         "11 1/4% High Yield Notes" means the outstanding (euro)300,000,000 principal amount of 11 1/4% High Yield Notes due 2010 issued by Versatel under the applicable High Yield Note Indenture.

         "11 1/4% High Yield Note Claims" means all Claims arising from or related to the 11 1/4% High Yield Notes.

         "11 7/8% Euro High Yield Notes" means the outstanding (euro)120,000,000 principal amount of 11 7/8% High Yield Notes due 2009 issued by Versatel under the applicable High Yield Note Indenture.

         "11 7/8% Euro High Yield Note Claims" means all Claims arising from or related to the 11 7/8% Euro High Yield Notes.

         "11 7/8% U.S. Dollar High Yield Notes" means the outstanding $180,000,000 principal amount of 11 7/8% High Yield Notes due 2009 issued by Versatel under the applicable High Yield Note Indenture.

         "11 7/8% U.S. Dollar High Yield Note Claims" means all Claims arising from or related to the 11 7/8% U.S. Dollar High Yield Notes.

         "13 1/4% High Yield Notes" means, collectively, the outstanding $225,000,000 principal amount of 13 1/4% High Yield Notes due 2008 issued by Versatel and the outstanding $150,000,000 principal amount of 13 1/4% High Yield Notes due 2008 issued by Versatel under the applicable High Yield Note Indentures.

         "13 1/4% High Yield Note Claims" means all Claims arising from or related to the 13 1/4% High Yield Notes.

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation before any Governmental Authority.

         "Ad Hoc Committee" means the ad hoc committee organized prior to the commencement of the Chapter 11 Case being those Persons who are either Holders of Notes or have investment authority or discretion with respect to a beneficial interest in Notes who have signed the Lock-up Agreement.

         "Administrative Claim" means a cost or expense of administration under section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code including for: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor;




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

(b) compensation for services and reimbursement of expenses under section 330(a) or 331 of the Bankruptcy Code; and (c) any indebtedness or obligation incurred by or assumed by the Debtor during the Chapter 11 Case.

         "Administrator" means the administrator (bewindvoerder) as appointed by the Dutch Court in the Dutch Bankruptcy Case.

         "ADS" means an American Depositary Share.

         "Allowed", when used in reference to a Claim or Common Stock Interest, means any Claim or Common Stock Interest or portion thereof against the Debtor
(a) proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) as to which
(i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order or (ii) if an objection has been interposed, to the extent such Claim or Common Stock Interest has been allowed (whether in whole or in part) by a Final Order, (b) which, if no proof of claim was so filed, has been listed by the Debtor in its Schedules as liquidated in an amount and not disputed or contingent as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order,
(ii) any objection has been settled, waived, withdrawn or denied by a Final Order or (iii) if an objection has been interposed, to the extent such Claim or Common Stock Interest has been allowed by a Final Order, (c) which Claim arises from the recovery of property under section 550 or 553 of the Bankruptcy Code and is allowed in accordance with section 502(h) of the Bankruptcy Code, (d) which Claim or Common Stock Interest is allowed under the Plan or (e) which Claim or Common Stock Interest is allowed by a Final Order. "Allowed", when used in reference to Professional Fees, means Professional Fees that have been allowed by a Final Order.

         "Articles of Association" means the Articles of Association of Versatel, as amended from time to time.

         "Ballot" means a ballot for voting to accept or reject the Plan distributed to Holders of Claims and Common Stock Interests entitled to vote on the Plan.

         "Ballot Date" means the date stated in the Voting Instructions by which all Ballots must be received.

         "Bankruptcy Code" means title 11 of the United States Code as in effect on the Petition Date, as it has been or may after the Petition Date be amended.

         "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code or the general order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

         "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, and the General Orders or local rules of the Bankruptcy Court, each as in effect on the Petition Date and as each has been or may after the Petition Date be amended.

         "Business Day" means any day, other than a Saturday, Sunday, a "legal holiday" as defined in Bankruptcy Rule 9006(a), or any day that is not a business day in The Netherlands.

         "Cash" means cash and cash equivalents.

         "Cash Reserve" means Cash in an amount, as reasonably estimated by the Professionals not less than three (3) Business Days prior to the Effective Date, equal to accrued and unpaid Professional Fees as of the Effective Date, for services rendered in connection with the Chapter 11 Case prior to the Effective Date.



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

         "Causes of Action" means all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, Notes and Note Claims, bills, specialties, covenants, contracts, controversies, agreements, promises, variances or trespasses, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity or otherwise.

         "Chapter 11 Case" means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court.

         "Claim" means a 'claim' as defined in section 101(5) of the Bankruptcy Code against the Debtor, whether or not asserted.

         "Class" means a class of Claims or Common Stock Interests as set forth in Article III of the Plan.

         "Committee" means any statutory official committee appointed in the Chapter 11 Case.

         "Common Stock" means the share capital of Versatel, including ordinary shares and ADSs representing ordinary shares as described in the Disclosure Statement.

         "Common Stock Interest" means an interest in Common Stock including, but not limited to, all issued, unissued, authorized or outstanding shares of Common Stock, together with any warrants, options or contract rights to purchase or acquire such interests at any time.

         "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

         "Confirmation Hearing" means that hearing held by the Bankruptcy Court to consider confirmation of the Plan.

         "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code in form and substance reasonably satisfactory to the Debtor and the Ad Hoc Committee.

         "Convertible Note Claims" means all Claims arising from or related to the Convertible Notes, any guaranty issued in connection therewith or any Convertible Notes Agency Agreement or document ancillary or related to such Indenture governing such notes.

         "Convertible Notes" means, collectively, the Convertible Notes Due 2004 and the Convertible Notes Due 2005.

         "Convertible Notes Agency Agreements" means, collectively, the Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement dated as of December 17, 1999 between Versatel, as issuer, and ING Bank N.V., relating to the (euro)300,000,000 principal amount of 4% Senior Convertible Notes due 2004, as amended from time to time and the Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement dated as of March 30, 2000 between Versatel, as issuer, and ING Bank N.V., relating to the (euro)360,000,000 principal amount of 4% Senior Convertible Notes due 2005, as amended from time to time.

         "Convertible Notes Agent" means any entity identified in the Convertible Notes Agency Agreements as the principal paying agent, conversion agent, conversion calculation agent and registrar in respect of the Convertible Notes.



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

         "D&O Releasees" means all officers and directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtor who served in such capacity on or prior to the Effective Date, in each case in their capacity as such.

         "Debtor" means Versatel as debtor and debtor in possession in the Chapter 11 Case.

         "Disbursing Agent" means any Entity in its capacity as Disbursing Agent under Section 7.2 hereof.

         "Disclosure Statement" means that certain Disclosure Statement, dated June 19, 2002, as amended, supplemented, or modified from time to time, relating to the Plan, including, without limitation, any exhibits and schedules thereto.

         "Disputed" means, with respect to any Claim or Common Stock Interest, any Claim or Common Stock Interest: (a) listed on the Schedules as unliquidated, disputed or contingent; (b) as to which the Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been settled, waived, withdrawn or determined by a Final Order; or (c) during the period prior to the deadline fixed by the Plan or the Bankruptcy Court for objecting to such Claim or Common Stock Interest, which exceeds the amount listed on the Schedules other than as unliquidated, disputed or contingent.

         "Distribution" means any distribution of Cash, Shares of Common Stock, Warrants or other property under the Plan, including such distributions made in accordance with the Plan.

         "Distribution Record Date" means the Effective Date.

         "Dutch Bankruptcy Case" means the proceedings for Versatel commenced in the Dutch Court on June 19, 2002 under sections 213 sqq. of the Dutch Bankruptcy Code relating to a moratorium of payment (surseance van betaling) and particularly regarding sections 252 sqq. of the Dutch Bankruptcy Code regarding a binding composition.

         "Dutch Bankruptcy Code" means The Netherlands Bankruptcy Act (Nederlandse Faillissementswet van 30 September 1893, Stb. 140), as amended from time to time.

         "Dutch Court" means the District Court (Arrondissementsrechtbank) of Amsterdam or such other court having jurisdiction over the Dutch Bankruptcy Case.

         "Dutch Order" means an order by the Dutch Court ratifying the Dutch Plan (homologatie) as adopted.

         "Dutch Plan" means the composition plan (ontwerp van akkoord) submitted by Versatel with the Dutch Court under the provisions of section 252 of the Dutch Bankruptcy Code, as such plan may be amended from time to time.

         "Effective Date" means the first Business Day on which all conditions specified in Article IX of the Plan have been satisfied or waived.

         "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

         "Estate" means the estate of the Debtor created pursuant to section 541 of the Bankruptcy Code.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

         "Final Order" means (a) with respect to the Chapter 11 Case, an order of the Bankruptcy Court (i) as to which the time to appeal, petition for certiorari, or move for reargument, rehearing or new trial has expired and as to


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

which no appeal, petition for certiorari, or other proceedings for reargument, rehearing or new trial shall then be pending; (ii) as to which any right to appeal, petition for certiorari, reargue, rehear or retry shall have been waived in writing in form and substance reasonably satisfactory to the Debtor, acting in good faith; or (iii) in the event that an appeal, writ of certiorari, reargument, rehearing or new trial has been sought, as to which (A) if such order is the Confirmation Order, the Debtor and the Ad Hoc Committee shall have determined, acting reasonably and in good faith, that such appeal, writ of certiorari, or petition or proceedings for reargument, rehearing or new trial will be rendered moot by the substantial consummation of the transactions contemplated hereby; (B) such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order is appealed; (C) certiorari has been denied as to such order; or (D) reargument or rehearing or new trial from such order shall have been denied, and the time to make any further appeal, petition for certiorari or move for reargument, rehearing or new trial shall have expired without such actions having been taken, and (b) with respect to the Dutch Bankruptcy Case, a Dutch Order which is no longer subject or open to appeal.

         "GE Capital Senior Secured Facility" means that certain senior secured facility for (euro)150 million to be provided to Versatel by GE Capital Structured Finance Group Limited.

         "GE Capital Warrants" means any warrants issued in connection with the GE Capital Senior Secured Facility as described in the Disclosure Statement.

         "General Unsecured Claim" means any Claim against the Debtor that arose or accrued before the Petition Date and is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, High Yield Note Claim or Convertible Note Claim, including, without limitation, Claims arising from the rejection of an unexpired lease or executory contract pursuant to Article VI of the Plan or otherwise.

         "Governmental Authority" means any United States or non-United States federal, national, supranational, states provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "High Yield Note Claims" means all Claims arising from or related to the High Yield Notes, any guaranty issued in connection therewith or any Indenture or document ancillary or related to such Indenture governing such notes, but excluding any Indenture Trustee Claims.

         "High Yield Notes" means, collectively, the 13 1/4% High Yield Notes, the 11 7/8% USD High Yield Notes, the 11 7/8% Euro High Yield Notes and the 11 1/4% High Yield Notes.

         "High Yield Notes Indentures" means, collectively, the Indenture dated as of May 27, 1998 between Versatel, as issuer, and United States Trust Company of New York, as Trustee, relating to the $225,000,000 principal amount of 13 1/4% High Yield Notes, as amended from time to time; the Indenture dated as of December 3, 1998 between Versatel, as issuer, and United States Trust Company of New York, as Trustee, relating to the $150,000,000 principal amount of 13 1/4% High Yield Notes, as amended from time to time; the Indenture dated as of July 28, 1999 between Versatel, as issuer, and United States Trust Company of New York, as Trustee, relating to the $180,000,000 principal amount of 11 7/8% U.S. Dollar High Yield Notes, as amended from time to time; the Indenture dated as of July 28, 1999 between Versatel, as issuer, and U.S. Trust Company of New York, as Trustee, relating to the (euro)120,000,000 principal amount of 11 7/8% Euro High Yield Notes, as amended from time to time; and the Indenture dated as of March 30, 2000 between Versatel, as issuer, and Bank of New York, as Trustee, relating to the (euro)300,000,000 principal amount of 11 1/4% High Yield Notes, as amended from time to time.

         "High Yield Warrants" means the warrants issued in connection with the 13 1/4% High Yield Notes.

         "Holder" means the beneficial holder of a Claim or Common Stock
Interest.

         "Indentures" means the High Yield Notes Indentures and the Convertible Notes Agency Agreements.



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

         "Indenture Trustee" means any entity identified as of the Petition Date as the trustee, paying agent or other similar fiduciary under an Indenture, a bond, note or other debt instrument (including, but not limited to the Notes) whether or not the agreement evidencing the debt or delineating its terms is denominated as an indenture, including but not limited to, any Convertible Notes Agent.

         "Indenture Trustee Claims" means the reasonable fees and expenses of the respective Indenture Trustee(s) under the Indentures, or any successor Indenture Trustee(s), incurred in its capacity as such, including the reasonable fees and expenses of its counsel from and after the Petition Date.

         "Jacmel Shares" means the 700,000 ordinary shares of the Reorganized Debtor to be paid as success fee to Jacmel Ltd. after the Effective Date as described in the Debtor's Disclosure Statement.

         "Law" means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including without limitation common law).

         "Letter of Transmittal" shall have the meaning set forth in Section 7.6 of the Plan.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract agreement, arrangement, commitment or undertaking on or prior to the Effective Date.

         "Lien" means a lien as defined in section 101(37) of the Bankruptcy Code against property of either of the Debtor.

         "Lock-up Agreement" means the Lock-up Agreement dated as of March 21, 2002, among Versatel and the members of the Ad Hoc Committee, as amended by the Supplemental Agreement.

         "Master Ballots" means the master ballots accompanying the Disclosure Statement upon which Nominees shall indicate the acceptance or rejection of the Plan in accordance with the Voting Instructions.

         "New Common Stock" means the share capital of the Reorganized Debtor, including ordinary shares and ADSs representing ordinary shares issued, and underlying the Warrants issued, in connection with this Plan.

         "Nominee" means any broker, dealer, commercial bank, trust company, savings and loan or other nominee for a Holder of Notes.

         "Note Claims" means collectively, High Yield Note Claims and Convertible Note Claims.

         "Notes" means collectively, the High Yield Notes and Convertible Notes.

         "Options" means all issued and outstanding options under the Stock Option Plans or any future stock option plan.

         "Other Priority Claims" means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

         "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

         "Petition Date" means June 19, 2002.

         "Plan" means this Plan of Reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order.



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

         "Plan Documents" means the agreements, documents and instruments entered into on or as of the Effective Date as contemplated by, and in furtherance of, the Plan.

         "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

         "Professional Fees" means all compensation and reimbursement of expenses Allowed to Professionals pursuant to section 330, 331 or 503(b) of the Bankruptcy Code.

         "Professionals" means an Entity employed pursuant to a Final Order in accordance with section 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code, and the attorneys, financial advisors and other professionals retained by any Committee and, in the event that their fees and expenses are subject to approval of the Bankruptcy Court, by the Ad Hoc Committee.

         "Ratable Portion" means, with reference to any Distribution on account of any Allowed Claim or Allowed Common Stock Interest in any Class, a Distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or number of shares evidencing such Allowed Common Stock Interest, as applicable, bears to the aggregate amount of Allowed Claims or aggregate number of outstanding shares of Allowed Common Stock Interests in such Class, as applicable.

         "Released Liabilities" means all Liabilities, except those Liabilities based on fraud or willful misconduct, directly, indirectly or derivatively arising from or related to (a) the Chapter 11 Case, (b) the Debtor, its Subsidiaries or their respective operations, (c) the Plan or the Dutch Plan or any act taken pursuant thereto, (d) the issuance, offering or sale of any interest in any security of the Debtor (or any of its Subsidiaries), (e) security, (f) the due diligence undertaken in connection with the issuance, offering and sale of any interest in such security, (g) such Holder's acquisition, ownership or disposition of any interest in any such security, (h) any act or omission related to service with or for or on behalf of the Debtor (or any of its Subsidiaries) in connection with the assets of businesses of the Debtor (or any of its Subsidiaries) or (i) the negotiation, preparation or formulation of this Plan and the Dutch Plan or any document which was or is to be executed or filed with the Bankruptcy Court or the Dutch Court in connection herewith or therewith, including, but not limited to, the Disclosure Statement.

         "Reorganized Debtor" means Versatel, on and after the Effective Date, and any successors thereto, by merger, consolidation or otherwise.

         "Schedules" means the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs of the Debtor filed pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

         "Secured Claim" means, with respect to the Debtor, a Claim that is secured by a Lien on, or security interest in, property of the Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the creditor's interest in the Debtor's interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506 of the Bankruptcy Code.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Subsidiary" means any corporation, partnership, joint venture or any other legal entity of which a Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

         "Supplemental Agreement" means the supplemental agreement dated June 19, 2002, entered into by the members of the Ad Hoc Committee with Versatel to supplement and amend certain terms of the Lock-Up Agreement.

         "Stock Option Plans" means Versatel's 1997 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan and 2001 Stock Option Plan.

         "Term Sheet" means the term sheet attached hereto as Exhibit A.

         "Versatel" means Versatel Telecom International N.V., a public company with limited liability organized under the laws of The Netherlands.

         "Voting Agreement" means the Voting Agreement, dated as of June 19, 2002 among Versatel and those Persons in the Voting Agreement Group.

         "Voting Agreement Group" means, without duplication, the members of the Ad Hoc Committee and certain other Persons to the extent from time to time that they are either Holders of Notes or have investment authority or discretion with respect to a beneficial interest in Notes and who, in such capacity, executed the Voting Agreement, as such group is constituted from time to time.

         "Voting Instructions" means the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled "SOLICITATION; VOTING PROCEDURES" and in the Ballots and the Master Ballots.

         "Warrant Agreement" means the Warrant Agreement between Versatel and the Bank of New York, as U.S. Warrant Agent, for the issuance of Warrants to certain Holders of Common Stock Interests in connection with the Plan.

         "Warrant Agent Agreement" means any Warrant Agent Agreement entered into between Versatel and any warrant agent in connection with the issuance of Warrants to Holders of Common Stock Interests.

         "Warrants" means the warrants to be issued on or as soon as reasonably practicable after the Effective Date pursuant to the Plan as described in the Disclosure Statement.

Section 1.2. Rules of Interpretation and Computation of Time

         (a) For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders; (ii) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (iv) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (v) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (viii) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

         (b) In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

Section 1.3. Dutch Law

         Nothing in this Plan shall relieve the Debtor of compliance with the laws of The Netherlands to the extent that any authorization provided herein is not enforceable under such laws; provided that, to the extent any such unenforceability shall constitute or be deemed to constitute a modification of the Plan, the Debtor shall be required to comply with any applicable provisions of section 1127 of the Bankruptcy Code.

                                   ARTICLE II

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

Section 2.1. Administrative Claims

         (a) Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Allowed Administrative Claim shall be paid by the Debtor in full, in Cash or other consideration owing with respect to such Administrative Claim, or as otherwise agreed between the holder of such Administrative Claim and the Reorganized Debtor, in such amounts as are incurred in the ordinary course of business by the Debtor, or in such amounts as such Administrative Claim is Allowed (a) on or as soon as reasonably practicable after the later of the Effective Date or thirty (30) days after the date upon which there is a Final Order allowing such Administrative Claim, or (b) such other terms as may be agreed upon between the holder of such Administrative Claim and the Debtor.

         (b) All final applications for Professional Fees for services rendered in connection with the Chapter 11 Case prior to the Effective Date shall be filed with the Bankruptcy Court not later than thirty (30) days after the Effective Date.

         (c) The Reorganized Debtor shall deposit the Cash Reserve in an interest-bearing account on the Effective Date, to be used exclusively to make Distributions on account of all Allowed Professional Fees which are due and payable as of the Effective Date. To the extent the Cash Reserve is insufficient to cover the amount of all Allowed Professional Fees, the Distribution of such Cash Reserve to the Professionals shall in no way limit the remaining amounts owed to the Professionals in respect of their Allowed Professional Fees.

         (d) All Indenture Trustee Claims shall be paid by the Debtor in full, in Cash, on the Effective Date; provided, however, that if the Debtor disputes any Indenture Trustee Claim and such dispute is not resolved, then such disputed Indenture Trustee Claim shall be submitted to the Bankruptcy Court for final resolution. Any such disputed Indenture Trustee Claim shall not prevent confirmation of the Plan, the occurrence of the Effective Date or consummation of the Plan.

Section 2.2. Priority Tax Claims

         Each Allowed Priority Tax Claim shall be paid by the Debtor in full, in Cash, upon the later of (a) the Effective Date, (b) thirty (30) days after the date upon which there is a Final Order allowing such Allowed Priority Tax Claim,
(c) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Case had not been commenced or (d) as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtor; provided, however, that (i) the Debtor may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim on the Effective Date, make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the Debtor and the applicable governmental unit or as determined by the Bankruptcy Court; and (ii) in the event an Allowed Priority Tax Claim may also be classified as an Allowed Secured Claim, the Debtor may, at its option, elect to treat such Allowed Priority Tax Claim as an Allowed Secured Claim.

                                  ARTICLE III

        CLASSIFICATION AND TREATMENT OF CLAIMS AND COMMON STOCK INTERESTS

Section 3.1. Classification

         The categories of Claims and Common Stock Interests listed below classify Claims and Common Stock Interests for all purposes, including voting, confirmation and Distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Common Stock Interest shall be deemed classified in a particular Class only to the extent that the Claim or Common Stock Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Common Stock Interest qualifies within the description of such different Class. A Claim or Common Stock Interest is in a particular Class only to the extent that such Claim or Common Stock Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

         Claims (except for Administrative Claims and Priority Tax Claims, which are not required to be classified pursuant to section 1123(a)(1) of the Bankruptcy Code) and Common Stock Interests are classified as follows:

         The treatment of Note Claims set forth in Section 3.4 of the Plan is intended to be consistent with the "Consideration" and "Allocation" described in the Term Sheet. To the extent there is any discrepancy between the treatment of Note Claims as set forth in Section 3.4 of the Plan and the "Consideration" and the "Allocation" described in the Term Sheet, the Term Sheet shall govern.

         New Common Stock distributed to Holders of Note Claims pursuant to the Plan or held by shareholders as of the Effective Date is subject to dilution by the exercise of any Warrants, GE Capital Warrants, issued and outstanding Options, or High Yield Warrants, and the Jacmel Shares.

Section 3.2. Claims Against and Common Stock Interests in the Debtor

         (a) Class 1--Secured Claims

         (b) Class 2--Other Priority Claims

         (c) Class 3--General Unsecured Claims

         (d) Class 4--13 1/4% High Yield Note Claims

         (e) Class 5--11 7/8% U.S. Dollar High Yield Note Claims

         (f) Class 6--11 7/8% Euro High Yield Note Claims

         (g) Class 7--11 1/4% High Yield Note Claims

         (h) Class 8--2004 Convertible Note Claims

         (i) Class 9--2005 Convertible Note Claims

         (j) Class 10--Common Stock Interests

Section 3.3. Acceptances and Rejections

         Each of Class 1, Class 2, and Class 3 is not impaired under the Plan and Holders of Claims and Common Stock Interests in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Claims in Class 4, Class 5, Class 6, Class 7, Class 8, Class 9 and Holders of Common Stock Interests in Class 10 are impaired and are entitled to vote to accept or reject the Plan.

Section 3.4. Treatment of Claims Against and Common Stock Interests in the
             Debtor.

         (a)  Class 1--Secured Claims

              (i) Treatment: Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Secured Claim against the Debtor shall receive one of the following alternative treatments, at the election of the
                   Debtor:

                   (A) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                   (B) the Debtor shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or any further recourse against the Debtor or Reorganized Debtor; or

                   (C) such Claim will be otherwise treated in any other manner such that Class 1 shall not be impaired pursuant to section 1124 of the Bankruptcy Code.

                   Any default, other than as specified in section 365(b)(2) of the Bankruptcy Code, with respect to any Allowed Secured Claim against the Debtor that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (ii) Voting: Class 1 is not impaired. The Holders of Secured
                   Claims against the Debtor are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         (b) Class 2--Other Priority Claims

              (i) Treatment: Unless the Holder of an Allowed Other Priority Claim and the Debtor agree to a different treatment, each Holder of an Allowed Other Priority Claim against the Debtor shall receive one of the following alternative treatments, at the election of the Reorganized Debtor:

                   (A) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash or other consideration owing with respect to such Claim or as otherwise agreed between the Claim Holder and the Debtor by the Reorganized Debtor;

                   (B) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash or other consideration owing with respect to such Claim or as otherwise agreed between the Claim Holder and the Reorganized Debtor by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; or

                   (C) such Claim will be otherwise treated in any manner such that Class 2 shall not be impaired pursuant to section 1124 of the Bankruptcy Code.

                           Any default, other than as specified in section 365(b)(2) of the Bankruptcy Code, with respect to any Allowed Other Priority Claim against the Debtor that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (ii) Voting: Class 2 is not impaired. The Holders of Other
                   Priority Claims against the Debtor are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         (c) Class 3--General Unsecured Claims

              (i) Treatment: Unless the Holder of such Allowed Claim and the Debtor agree to a different treatment, each Holder of an Allowed General Unsecured Claim against the Debtor shall receive one of the following alternative treatments, at the election of the Debtor:

                   (A) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash or other consideration owing with respect to such Claim or as otherwise agreed between the Claim Holder and the Debtor by the Reorganized Debtor in accordance with the terms thereof;

                   (B) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash or other consideration owing with respect to such Claim or as otherwise agreed between the Claim Holder and the Reorganized Debtor by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; or

                   (C) such Claim will be otherwise treated in any other manner such that Class 3 shall not be impaired pursuant to section 1124 of the Bankruptcy Code.

                   Any default, other than as specified in section 365(b)(2) of the Bankruptcy Code, with respect to any General Unsecured Claim against the Debtor that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (ii) Voting: Class 3 is not impaired. The Holders of General
                   Unsecured Claims against the Debtor are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

         (d) Class 4-- 13 1/4% High Yield Note Claims

              (i) Treatment: The 13 1/4% High Yield Note Claims shall be deemed Allowed in the aggregate amount of $369,434,750. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed 13 1/4% High Yield Note Claim shall receive, in full satisfaction of each $1,000 of such Allowed 13 1/4% High Yield Note Claim plus interest accrued and unpaid thereon through the Petition Date, $228.44 in cash and
                   233.77 shares of New Common Stock, representing in the aggregate 18.7% of the equity in the Reorganized Debtor.

              (ii) Voting: Class 4 is impaired and the Holders of Allowed 13
                   1/4% High Yield Note Claims are entitled to vote to accept or reject the Plan.

         (e) Class 5-- 11 7/8% U.S. Dollar High Yield Note Claims

              (i) Treatment: The 11 7/8% U.S. Dollar High Yield Note Claims shall be deemed Allowed in the aggregate amount of $185,933,190. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed 11 7/8% U.S. Dollar High Yield Note Claim shall receive, in full satisfaction of each $1,000 of such Allowed 11 7/8% U.S. Dollar High Yield Note Claim plus interest accrued and unpaid thereon through the Petition Date, $252.24 in cash and 233.77 shares of New Common Stock, representing in the aggregate 9.1% of the equity in the Reorganized Debtor.

              (ii) Voting: Class 5 is impaired and the Holders of Allowed 11
                   7/8% U.S. Dollar High Yield Note Claims are entitled to vote to accept or reject the Plan.

         (f)  Class 6-- 11 7/8% Euro High Yield Note Claims

              (i) Treatment: The 11 7/8% Euro High Yield Note Claims shall be deemed Allowed in the aggregate amount of (euro)118,703,110. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed 11 7/8% Euro High Yield Note Claim shall receive, in full satisfaction of each (euro)1,000 of such Allowed 11 7/8% Euro High Yield Note Claim plus interest accrued and unpaid thereon through the Petition Date, (euro)252.24 in cash and 203.45 shares of New Common Stock, representing in the aggregate 5.0% of the equity in the Reorganized Debtor.

              (ii) Voting: Class 6 is impaired and the Holders of Allowed 11
                   7/8% Euro High Yield Note Claims are entitled to vote to accept or reject the Plan.

         (g)  Class 7-- 11 1/4% High Yield Note Claims

              (i) Treatment: The 11 1/4% High Yield Note Claims shall be deemed Allowed in the aggregate amount of (euro)307,314,000. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed 11 1/4% High Yield Note Claim shall receive, in full satisfaction of each of (euro)1,000 of such Allowed 11 1/4% High Yield Note Claim plus interest accrued and unpaid thereon through the Petition Date, (euro)222.50 in cash and 203.45 shares of New Common Stock, representing in the aggregate 13.4% of the equity in the Reorganized Debtor.

              (ii) Voting: Class 7 is impaired and the Holders of Allowed 11
                   1/4% High Yield Note Claims are entitled to vote to accept or reject the Plan.

         (h)  Class 8--2004 Convertible Note Claims

              (i) Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Convertible Note Claim shall receive, for each (euro)1,000 in initial principal amount of Convertible Notes held by such Holder of an Allowed Convertible Note Claim, (euro)183.90 in cash and
                   234.37 shares of New Common Stock, representing in the aggregate 15.4% of the equity in the Reorganized Debtor, in full satisfaction of such Allowed Convertible Note Claim.

              (ii) Voting: Class 8 is impaired and the Holders of Allowed
                   Convertible Note Claims are entitled to vote to accept or reject the Plan.

         (i)  Class 9--2005 Convertible Note Claims

              (i) Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Convertible Note Claim shall receive, for each (euro)1,000 in initial principal amount of Convertible Notes held by such Holder of an Allowed Convertible Note Claim, (euro)172.61 in cash and
                   234.37 shares of New Common Stock, representing in the aggregate 18.5% of the equity in the Reorganized Debtor, in full satisfaction of such Allowed Convertible Note Claim.

              (ii) Voting: Class 9 is impaired and the Holders of Allowed
                   Convertible Note Claims are entitled to vote to accept or reject the Plan.

         (j)  Class 10--Common Stock Interests

              (i) Treatment: On the Effective Date, each Holder of a Common Stock Interest shall retain its Common Stock Interest in the Debtor, except that all outstanding Common Stock Interests shall be diluted, as a result of Distributions of shares of Common Stock to be made on or as soon as reasonably practicable after the Effective Date to Holders of Allowed Claims in Class 4, Class 5, Class 6, Class 7, Class 8 and Class 9, such that as of the time of such Distributions in accordance with the Plan, Holders of Common Stock Interests shall in the aggregate hold Common Stock Interests representing in the aggregate 20% of the equity of the Reorganized Debtor on the Effective Date. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Common Stock Interest shall receive, one (1) Warrant for each one (1) share of New Common Stock held. For every four and eight-tenths (4.80) Warrants held, such Holders shall be entitled to receive one (1) share of New Common Stock.

              (ii) Voting: Class 10 is impaired and the Holders of Common Stock
                   Interests are entitled to vote to accept or reject the Plan.

Section 3.5. Objection to Proofs of Claim

         Subject to Section 8.2, nothing contained in this Plan shall be deemed to limit the rights of the Debtor or the Reorganized Debtor to object to any proof of claim filed on account of a Note Claim not deemed Allowed pursuant to
Section 3.4(d)(i), Section 3.4(e)(i), Section 3.4(f)(i), Section 3.4(g)(i),
Section 3.4(h)(i) or Section 3.4(i)(i) or any other Claim or Common Stock Interest.

                                   ARTICLE IV

                                    CRAM DOWN

Section 4.1. Cram Down

         The Debtor requests confirmation under section 1129(b) of the Bankruptcy Code with respect to (a) any impaired Class of Claims or Common Stock Interests that shall not accept the Plan in accordance with sections 1126 and 1129(a)(8) of the Bankruptcy Code and (b) any Class that is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code or the terms of the Plan or otherwise. The Debtor reserves the right to request that the Bankruptcy Court amend or modify the Plan in accordance with Section 12.3 of the Plan to the extent, if any, that confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code requires such amendment or modification.

                                   ARTICLE V

                      MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.1. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtor

         The Debtor shall, as the Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of The Netherlands, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable law. Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate and any property acquired by the Debtor or the Reorganized Debtor under the Plan, shall vest in the Reorganized Debtor free and clear of all Claims, Liens, charge or other encumbrances and interests (but only to the extent provided in the Plan and the Dutch Plan). On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Common Stock Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with Section 1109(b) of the Bankruptcy Code, nothing in this Article V shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Case.

Section 5.2. Cancellation of Notes and Instruments

         On the Effective Date, except to the extent provided in the Plan, including, but not limited to, Section 7.2 of the Plan, and provided that the treatments provided for herein and the Distributions contemplated by Article VII hereof are made, (1) all notes, instruments, certificates, guaranties and other documents evidencing (a) the High Yield Notes, (b) the Convertible Notes, and
(2) any Indenture relating to any of the foregoing, including, without limitation, the Indentures, shall be cancelled and deemed terminated, as permitted by section 1123(a)(5)(f) of the Bankruptcy Code.

Section 5.3. Corporate Governance, Directors and Officers, and Corporate Action

         (a) Amended Articles of Association. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall amend the Articles of Association at the Debtor's civil law notary in accordance with Netherlands law to increase its authorized share capital in sufficient amount to provide for Distributions pursuant to the terms and conditions of the Plan. The amendment to the Articles of Association to increase the share capital of the Reorganized Debtor has been authorized by a general meeting of the shareholders on May 2, 2002, subject to a successful capital restructuring either through an exchange offer, or a Dutch Bankruptcy Case or through a Dutch Bankruptcy Case contemporaneous with a Chapter 11 Case. On and after the Effective Date, the Reorganized Debtor may amend and restate its Amended Articles of Association and other constituent documents as permitted by Netherlands law.

         (b) Directors and Officers of Reorganized Debtor. Subject to any requirement of the Bankruptcy Court's approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial supervisory directors and the managing director of the Reorganized Debtor shall be the supervisory directors and the managing director immediately prior to the Effective Date. On the Effective Date, the supervisory directors and the managing director designated by the Debtor prior to the Confirmation Date shall serve as the supervisory directors and the managing director of the Reorganized Debtor. Pursuant to section 1129(a)(5), the Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial supervisory board of directors of the Reorganized Debtor (which persons shall have been designated by the Debtor), and, to the extent such Person is an insider, the nature of any compensation for such Person. The classification and composition of the supervisory board of directors of the Reorganized Debtor shall be consistent with the Articles of Association, as amended from time to time. Each such supervisory director and managing director shall serve from and after the Effective Date pursuant to the terms of the Articles of Association, the bylaws of the supervisory board and Netherlands law, as applicable.

         (c) Corporate Action. On the Effective Date, all actions contemplated by the Plan, including, but not limited to those set forth in Section 5.6 of the Plan, shall be authorized and approved in all respects (subject to the provisions of the Plan), to the extent required by Netherlands law. All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan in the name of and on behalf of the Reorganized Debtor shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor. On and after the Effective Date, the appropriate officers of the Reorganized Debtor and members of the board of directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor.

Section 5.4. Sources of Cash for Plan Distribution

         All Cash necessary for the Reorganized Debtor to make Distributions shall be obtained from existing Cash balances, the operations of the Debtor or Reorganized Debtor, or post-Effective Date borrowing under other available facilities of the Debtor or Reorganized Debtor. The Reorganized Debtor may also make such payments using Cash received from its subsidiaries from advances or dividends from such subsidiaries in the ordinary course.

Section 5.5. Elimination of Classes

         Any Class that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Common Stock Interest, or a Claim or Common Stock Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes.

Section 5.6. Payment of Cash

         On or as soon as practicable after the Effective Date, the Reorganized Debtor shall pay, in accordance with the terms of the Plan, Cash to Holders of the Note Claims. The payment of Cash by the Reorganized Debtor is hereby authorized without the need for any further corporate action.

Section 5.7. Issuance of New Common Stock

         As of the Effective Date, the Reorganized Debtor shall be authorized, without any further corporate action, to (a) execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) in connection with the shares of New Common Stock and (b) issue for Distribution pursuant to the terms and conditions of the Plan, shares of New Common Stock to each Holder of an Allowed Note Claim in accordance with the treatment provided for such Allowed Note Claim set forth in Section 3.4 of the Plan. In accordance with Netherlands law, the issuance of additional shares of New Common Stock for Distribution pursuant to the Plan has been authorized by a general meeting of the shareholders on May 2, 2002, subject to a successful capital restructuring either through an exchange offer, or a Dutch Bankruptcy Case or through a Dutch Bankruptcy Case contemporaneous with a Chapter 11 Case. Payment of the nominal value of the shares of New Common Stock to be issued to each Holder of an Allowed Note Claim, shall take place by means of a set-off against the amount of the Allowed Note Claim without effect on, or prejudice to the treatment of Note Claims set forth in the Plan, or the consideration offered in the Dutch Plan.

Section 5.8. Issuance of Warrants

         As of the Effective Date, the Reorganized Debtor shall be authorized, without any further corporate action, to (a) execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) in connection with the Warrants and (b) issue for Distribution pursuant to the terms and conditions of the Plan, Warrants to each Holder of an Allowed Common Stock Interest in accordance with the treatment provided for such Allowed Common Stock Interest in Section 3.4 of the Plan. In accordance with Netherlands law, the issuance of Warrants for Distribution pursuant to the Plan has been authorized by a general meeting of shareholders on May 2, 2002, subject to a successful capital restructuring either through an exchange offer, or a Dutch Bankruptcy Case or through a Dutch Bankruptcy Case simultaneous with a Chapter 11 Case.

Section 5.9. GE Capital Senior Secured Facility

         As of the Effective Date, the Reorganized Debtor shall be authorized, without further corporate action, to execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) in connection with the GE Capital Senior Secured Facility.

Section 5.10. Listing of New Common Stock

         The Reorganized Debtor shall use its best efforts to apply to list the New Common Stock (except for the American Depositary Shares in respect thereof) and Warrants on Euronext Amsterdam.

Section 5.11. High Yield Warrants and Options

          As of the Effective Date, all High Yield Warrants and Options issued and outstanding immediately before the Effective Date shall remain issued and outstanding.

Section 5.12. Jacmel Shares

          As of the Effective Date, the Reorganized Debtor shall be authorized, without further corporate action, to issue, and to execute and deliver all agreements, documents and instruments (and exhibits, schedules and annexes thereto) in connection with the issuance of, the Jacmel Shares as soon as is possible after the Effective Date.

Section 5.13. GE Capital Warrants

          As of the Effective Date, the Reorganized Debtor shall be authorized, without further corporate action, to issue, and to execute and deliver all agreements, documents and instruments (and exhibits, schedules and annexes thereto) in connection with the issuance of, the GE Capital Warrants.

                                   ARTICLE VI

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.1. Assumption of Executory Contracts and Unexpired Leases

          Prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtor (including, without limitation, all engagement letters or other agreements between the Debtor and the professional advisors to the Ad Hoc Committee) shall be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by Final Order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court before commencement of the Confirmation Hearing as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VI shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

Section 6.2. Claims Based on Rejection of Executory Contracts or Unexpired
             Leases

          All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed by the earlier of the time set by any Final Order rejecting such executory contract or unexpired lease or within thirty (30) days after the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such times shall be forever barred from assertion against the Debtor, the Reorganized Debtor, or any of their respective Estates and property unless otherwise ordered by the Bankruptcy Court or provided for in this Plan. All such Allowed Claims for which proofs of claim are required to be filed shall be, and shall be treated as, Allowed General Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

Section 6.3.  Cure of Defaults for Assumed Executory Contracts and Unexpired
              Leases

          Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

Section 6.4. Indemnification of Supervisory Directors and Managing Director

         The obligations of the Debtor to indemnify any Person serving at any time on or prior to the Effective Date as one of its supervisory directors and managing director by reason of such Person's service in such capacity, or as a supervisory director or managing director of any other corporation or legal entity, to the extent provided by a written agreement with the Debtor or Netherlands law shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtor pursuant to the Plan and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

Section 6.5. Compensation and Benefit Programs

         Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtor applicable to its retirees and non-employee supervisory directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans shall be treated as executory contracts under the Plan and on the Effective Date will be assumed by the Debtor pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                                  ARTICLE VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.1. Distribution for Allowed Claims and Allowed Common Stock Interests

          (a) Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, Distributions to be made on the Effective Date on account of Allowed Claims and Allowed Common Stock Interests that are due and owing as of the Effective Date shall be made on the Effective Date or as soon as practicable thereafter, but not later than (i) 180 calendar days following the Effective Date on account of all Note Claims and (ii) 120 calendar days for all other Claims.

          (b) Beginning on the date that is 30 calendar days after the end of the calendar quarter following the Effective Date and 30 calendar days after the end of each calendar quarter thereafter (to the extent that such day is a Business Day, or if not, on the next succeeding Business Day), Distributions shall also be made, pursuant to Section 8.3 below, to Holders of Disputed Claims in any such Class whose Disputed Claims were Allowed during the preceding calendar quarter. Such quarterly Distributions shall be in the full amount that the Plan provides for Allowed Claims in the applicable quarter.

Section 7.2. Distribution by the Reorganized Debtor; Distributions with Respect to Debt Securities

         The Reorganized Debtor may designate an entity or entities to serve or may serve themselves as Disbursing Agents to make all Distributions. Notwithstanding the provisions of Article V above regarding the cancellation of the Indentures, the Indentures shall continue in effect to the extent necessary to allow the Reorganized Debtor to receive and make Distributions on account of the Notes. Each Indenture Trustee and Disbursing Agent providing services related to Distributions to the Holders of Allowed Claims on account of the Notes, shall be entitled to seek reasonable compensation from the Reorganized Debtor for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services (including fees and expenses of counsel). If the Reorganized Debtor disputes any such Claim for compensation and such dispute is not resolved, then such dispute shall be submitted to the Bankruptcy Court for resolution.

Section 7.3. Delivery and Distributions and Undeliverable or Unclaimed
             Distributions

          (a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims or Common Stock Interests shall be made at the address of the Holder of such Claim or Common Stock Interest as indicated in the records of the Debtor or the Disbursing Agents. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable Distributions, Distributions to Holders of Note Claims shall be made to the Indenture Trustees under the respective Indentures for further Distribution to the Holders of the Note Claims. Distributions shall be made in accordance with the provisions of the applicable Indenture, loan agreement or analogous instrument or agreement and the provisions of this Plan, and Distributions will be made to Holders of record as of the Distribution Record Date.

          (b) Unclaimed Distributions.

             (i) Cash Distributions. An Unclaimed Cash Distribution shall be any Distribution made to the Holder of an Allowed Claim including, in the case of check or other instrument, the proceeds thereof, that (i) are returned to the Reorganized Debtor as undeliverable or because delivery thereof is not accepted, or (ii) in the case of a Distribution made in the form of a check or other instrument, is not negotiated. Any Unclaimed Cash Distribution shall, until such time, if ever, be retained by the Reorganized Debtor which may commingle such funds with their other funds; provided, however, that any Holder of an Allowed Claim that does not claim an Unclaimed Cash Distribution within the later of one (1) year after the Effective Date or one (1) year after such check or other instrument was issued by the Reorganized Debtor shall not participate in any further Distribution, and shall be forever barred from asserting any such Claim against the Reorganized Debtor, (or any of its subsidiaries) or their property. Any Cash held for Distribution on account of such Holder's Claim and any accumulated income thereon shall be property of the Reorganized Debtor, free and clear of any restrictions thereon. Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim other than by reviewing their books and records (including any proofs of claim filed against the Debtor). Within thirty (30) days after the end of each fiscal quarter (to the extent that such day is a Business Day, or if not, on the next succeeding Business
                    Day), the Reorganized Debtor shall distribute all such previously Unclaimed Cash Distributions that became deliverable during the preceding fiscal quarter.

            (ii) Distribution Other than Cash. If any Holder of an Allowed Note Claim or Common Stock Interest entitled to a Distribution of New Common Stock or Warrants cannot be located on the Effective Date, such Distribution shall not be issued by the Debtor but shall be reserved by the Debtor instead. If such person is located within one (1) year of the Effective Date, such Distribution shall be issued by the Debtor and distributed to such person. If such person cannot be located within one (1) year of the Effective Date, any such Distributions shall not be issued by the Debtor and shall no longer be reserved on behalf of such Holder, and such Holder shall not participate in any further Distributions and shall be forever barred from asserting any such Note Claim against, or Common Stock Interest in, the Reorganized Debtor or its property, as applicable; provided, however, that nothing contained in this Plan shall require the Reorganized Debtor to attempt to locate such person.

           (iii) Notice of Unclaimed Distributions. From time to time, the Reorganized Debtor shall file a list of unclaimed Distributions with the Bankruptcy Court.

            (iv) Tax Provision. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or other exchange of a security, or the making or delivery of an instrument of transfer under the Plan shall not be taxed under any U.S. law imposing a stamp tax, transfer tax, or similar tax or fee. Any federal, state or local withholding taxes or amounts required to be withheld under applicable U.S. law shall be deducted from Distributions. If a withholding tax is so required under applicable U.S. law, all Entities holding Claims or Common Stock Interests shall be required to provide any information necessary to effect the withholding of such taxes.

Section 7.4. Distribution Record Date

          As of the close of business on the Distribution Record Date, the transfer registers for the Notes, as maintained by the Debtor, the Indenture Trustees, or their respective agents, shall be closed and the transfer of Notes, or any interest therein, will be prohibited. Moreover, neither the Reorganized Debtor nor the Indenture Trustees shall have any obligation to recognize the transfer of any Notes occurring after the Distribution Record Date for purposes of distributing hereunder, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

Section 7.5. Setoffs and Recoupments

         The Reorganized Debtor may, but shall not be required to, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim, except for any Allowed Note Claim, and the Distributions on account of such Claim (before any Distribution is made on account of such Claim) the Claims, rights and Causes of Action of any nature that the Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such Holder.

Section 7.6. Surrender of Cancelled Instruments or Securities

          (a) As a condition precedent to receiving any Distribution on account of an Allowed Claim evidenced by the instruments, securities or other documentation cancelled pursuant to Article V above, the Holder or the applicable Indenture Trustee of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtor or the applicable Indenture Trustee unless waived in writing by the Reorganized Debtor.

          (b) Each Holder or the applicable Indenture Trustee of a Note Claim shall tender its Notes relating to such Claim to the Reorganized Debtor or the applicable Indenture Trustee in accordance with written instructions to be provided to such Holders or the applicable Indenture Trustee by the Reorganized Debtor or the applicable Indenture Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Notes with letter of transmittal (the "Letter of Transmittal") in accordance with such instructions. All surrendered Notes shall be marked as cancelled and surrendered to the Reorganized Debtor or the applicable Indenture Trustee so marked. Pending satisfaction of these conditions, the Disbursing Agent shall hold the shares of Common Stock of the Reorganized Debtor to be delivered under the Plan on behalf of the respective Holders.

          (c) If Notes are registered in the name of a person other than the person signing the Letter of Transmittal, in order to be validly tendered, the Notes tendered must be endorsed or accompanied by properly completed power of authority. Holders of Notes, who are not holders of record should:

                    (i) obtain a properly completed Letter of Transmittal (or facsimile thereof) from the record holder, and include with the Letter of Transmittal a properly completed and duly executed instrument of assignment or endorsement, with signature guaranteed by an Eligible Institution, with respect to such Notes from the record holder, or

                    (ii) effect a record transfer of their Notes prior to delivery of the Letter of Transmittal.

          (d) Any Holder of Notes that fails to surrender or is deemed to have failed to surrender the applicable Notes required to be tendered hereunder within one year after the Effective Date shall have its Claim for a Distribution on account of such Notes discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its respective property.

Section 7.7. Lost, Stolen, Mutilated or Destroyed Debt Securities

         In addition to any requirements under the Indentures, or any related agreement, any Holder of a Claim evidenced by Notes that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Notes deliver to the Reorganized Debtor: (i) evidence reasonably satisfactory to the Reorganized Debtor of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be reasonably required by the Reorganized Debtor to hold the Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Article VII by a Holder of a Note Claim, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture or bond.

Section 7.8. Fractional Cents

         When any payment of a fraction of a eurocent or dollarcent otherwise would be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole eurocent or dollarcent (rounding down in the case of .50 or less and rounding up in the case of more than .51).

Section 7.9. Fractional Shares of Common Stock of the Reorganized Debtor

         When any issuance of a fraction of a share of Common Stock of the Reorganized Debtor would otherwise be called for, the actual issuance shall reflect a rounding down of such fraction to the nearest whole number of such fraction.

Section 7.10. Manner of Cash Payment Under Plan of Reorganization

         At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

                                  ARTICLE VIII

  PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND DISPUTED COMMON STOCK INTERESTS

Section 8.1. Characterization of Disputed Claims and Disputed Common Stock
             Interests

         Pursuant to subsection 1111(a) of the Bankruptcy Code, a proof of claim is deemed filed under section 501 of the Bankruptcy Code if that claim or interest is included in the Schedules filed under section 521(1) or 1106(a)(2) of the Bankruptcy Code and is deemed filed in the amount listed on the Schedules, except if the claim or interest is scheduled as disputed, contingent, or unliquidated. Such a disputed, contingent, or unliquidated claim or interest must be asserted by its Holder, or an Indenture Trustee representing such Holder, by the filing of a proof of claim or interest. If a proof of claim or interest is not filed, the claim or interest may be deemed to be barred or disallowed. Any Administrative Claim that is not timely filed in accordance with
Section 2.1 shall be barred.

         The Note Claims are deemed filed in the aggregate amounts listed on the Schedules, and Holders of such Claims do not need to file proofs of claim in the Chapter 11 Case.

Section 8.2. Prosecution of Objections to Claims and Common Stock Interests

         From and after the Effective Date, the Reorganized Debtor may settle or compromise any Disputed Claim or Disputed Common Stock Interests without approval of the Bankruptcy Court and shall have the exclusive authority to file objections, contest, settle, compromise, withdraw or litigate to judgment objections to Claims and Common Stock Interests. Any objections to Claims and Common Stock Interests (other than Claims and Common Stock Interests Allowed by the Plan) shall be filed by the latest of (i) one hundred twenty (120) days after the Effective Date, or (ii) such later date as may be fixed by the Bankruptcy Court. Notwithstanding anything herein to the contrary, the Debtor and the Reorganized Debtor have accepted, and neither the Debtor, the Reorganized Debtor nor any other party in interest shall be entitled or permitted to object to, the aggregate respective Allowed amounts of the Note Claims, as each such Allowed amount is specified in Sections 3.5(d)(i), 3.5(e)(i), 3.5(f)(i), 3.5(g)(i) and 3.5(h)(i), respectively.

Section 8.3. Estimation of Claims

         The Debtor (and, from and after the Effective Date, the Reorganized Debtor) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor (and, from and after the Effective Date, the Reorganized Debtor) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court, except that from and after the Effective Date the Reorganized Debtor may compromise, settle or resolve any such Claims without further Bankruptcy Court approval.

Section 8.4. Payments and Distributions on Disputed Claims and Disputed Common
             Stock Interests

         Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no partial payments and no partial Distributions shall be made with respect to a Disputed Claim or Disputed Common Stock Interest until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Article VIII, as soon as practicable after a Disputed Claim or a Disputed Common Stock Interest becomes an Allowed Claim or Allowed Common Stock Interest, the Holder of such Allowed Claim or Allowed Common Stock Interest shall receive all payments and Distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) or an Allowed Common Stock Interest(s) and a Disputed Common Stock Interest(s) shall receive the appropriate payment or Distribution on the Allowed Claim(s) or Allowed Common Stock Interest(s), although, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no payment or Distribution shall be made on the Disputed Claim(s) or Disputed Common Stock Interest(s) until such dispute is resolved by settlement or Final Order. Unless otherwise ordered by the Bankruptcy Court, neither the Debtor nor the Reorganized Debtor shall be obligated to establish any reserves in respect of any Disputed Claim. The Reorganized Debtor shall, however, be required to establish sufficient reserves in respect of all Disputed Common Stock Interests such that the aggregate Distributions (whether in New Common Stock or in Warrants) in respect of all Common Stock Interests when Allowed shall not exceed the percentage limitation described in Section 3.4(j)(i).

Section 8.5. Dutch Plan

          Nothing in this Plan shall limit the rights of Versatel or the Administrator to contest any claim asserted against Versatel in the Dutch Bankruptcy Case.

                                   ARTICLE IX

        CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

Section 9.1. Conditions Precedent to Confirmation

          The confirmation of the Plan is subject to the condition precedent that the Bankruptcy Court shall have approved and entered the Confirmation Order on the docket for the Chapter 11 Case in form and substance reasonably satisfactory to the Debtor, and the Voting Agreement Group.

Section 9.2. Conditions Precedent to Consummation

         It shall be a condition to consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Section 9.3 of the Plan:

                    (a) the form of Warrant Agreement and the forms of Warrant Agent Agreements shall have been finalized and filed with the Bankruptcy Court prior to the Confirmation of the Plan;

                    (b) ten days shall have passed since the entry of the Confirmation Order, and the Confirmation Order shall have become a Final Order;

                    (c) Cash and New Common Stock shall have been distributed to the Indenture Trustees, as applicable, for the benefit of the Holders of Note Claims, in each case in accordance with Sections 3.5(d), 3.5(e), 3.5(f), 3.5(g), 3.5(h), and 3.5(i) of the Plan;

                    (d) all conditions to the effectiveness of the Dutch Plan shall have been satisfied or waived in accordance with the terms thereof;

                    (e) all authorizations, consents and regulatory approvals required (if any) in connection with the effectiveness of this Plan and the Dutch Plan shall have been obtained;

                    (f) all applicable U.S. and Dutch laws and regulations (if any) in connection with the effectiveness of the Plan and the Dutch Plan shall have been complied with; and

                    (g) all other actions and documents necessary to implement the provisions of the Plan and the Dutch Plan on the Effective Date shall have been, respectively, effected or duly executed and delivered.

Section 9.3. Waiver of Conditions

         The Debtor, may, with the consent of the Ad Hoc Committee, waive any of the conditions precedent to consummation of the Plan set forth in Section 9.2 of the Plan at any time, without any other notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

Section 9.4. Effect of Non-Occurrence of Conditions to Consummation

         If the Confirmation Order is vacated, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Common Stock Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor or any other party, in any respect.

                                   ARTICLE X

                        DISCHARGE AND RELATED PROVISIONS

Section 10.1. Discharge of Debtor

         Except as otherwise expressly provided herein or in the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, (1) the rights afforded in the Plan and the treatment of all Claims and Common Stock Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Common Stock Interests of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtor, the Reorganized Debtor, the Estate, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Common Stock Interests in, the Debtor shall be satisfied, discharged and released in full and (3) all Entities shall be precluded from asserting against the Reorganized Debtor, its successor or its assets or properties any other or further Claims or

Common Stock Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Any Holder of a Claim or Common Stock Interest receiving a Distribution hereby releases the Debtor, the Reorganized Debtor and the Estate from any and all Claims, Causes of Action and other assertions of liability arising on or prior to the Petition Date that it has or may have against the Debtor.

Section 10.2. Subordination

         The classification and manner of satisfying all Claims and Interests and the respective Distributions and treatments under the Plan take into account or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, Section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Entities form enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this Article X.

Section 10.3. Releases

         In consideration of the contributions of certain parties to the facilitation and implementation of the Chapter 11 Case, including, but not limited to, the waiver by certain parties (or their affiliates) of rights against the Debtor, the Plan provides for certain waivers, exculpations, releases and injunctions.

          (a) Except as otherwise expressly provided in subsection (d) or otherwise herein or in the Confirmation Order, on the Effective Date, in consideration for, or as part of the treatment accorded to, the Holders of Claims under the Plan, each Holder of a Claim in Class 1, Class 2, Class 3, Class 4, Class 5, Class 6, Class 7, Class 8 and Class 9 and each Holder of a Common Stock Interest in Class 10 the Debtor and the Reorganized Debtor shall be deemed to have (i) released all rights, Causes of Action and Claims, in law or equity, whether based on tort, fraud, contract or otherwise, which they, individually or collectively, theretofore or thereafter possessed or may possess against any D&O Releasee, members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, in each case only with respect to the Released Liabilities of such D&O Releasee, members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, and (ii) forever covenanted with each D&O Releasee, members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, not to sue, assert any Claim against or otherwise seek recovery from, any D&O Releasee, members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, whether based upon tort, fraud, contract or otherwise, in connection only with any Released Liabilities of a D&O Releasee, members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, except that with respect to (i) and (ii) of this Section 10.3(a), the Reorganized Debtor shall have the right to review and object to any Claims (including raising any affirmative defenses thereto) asserted by any D&O Releasee and settle or litigate to Final Order the allowance or disallowance, in whole or in part, of any such Claim.

          (b) Except as otherwise expressly provided herein or in the Confirmation Order, on the Effective Date, in consideration for, or as part of the treatment accorded to, the D&O Releasees under the Plan, each D&O Releasee shall be deemed to have (i) released all rights, Causes of Action and Claims, in law or equity, whether based on tort, fraud, contract or otherwise, which they, individually or collectively, theretofore or thereafter possessed or may possess against the Debtor, the Reorganized Debtor, the Ad Hoc Committee and the Voting Agreement Group and each member thereof, and any Holder of a Claim or Common Stock Interest, in each case only with respect to the Released Liabilities of such Holder of a Claim or Common Stock Interest and (ii) forever covenanted with the Debtor, the Reorganized Debtor, the Ad Hoc Committee and the Voting Agreement Group and each member thereof, and each Holder of a Claim or Common Stock Interest not to sue, assert any claim against or otherwise seek recovery from, the Debtor, the Reorganized Debtor, the Ad Hoc Committee and the Voting Agreement Group or any member thereof, or any Holder of a Claim or Common Stock Interest, whether based upon tort, fraud, contract or otherwise, in connection only with any Released Liabilities of a Holder of a Claim or Common Stock Interest.

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          (c) No release under Section 10.3(a) shall be deemed to have been given by or be effective with respect to any Holder of a Claim in Class 4, Class 5, Class 6, Class 7, Class 8 or Class 9, or Holder of a Common Stock Interest in Class 10 who submitted a Ballot which is duly marked to indicate that such Holder is not granting such release.

Section 10.4. Preservation of Rights of Action

         Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may exclusively enforce any Claims, rights and Causes of Action that the Debtor or Estate may hold against any Person or Entity. The Reorganized Debtor may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtor. On the Effective Date, the Reorganized Debtor shall be deemed to waive and release any Claims, rights or Causes of Action arising under sections 544, 547, 548, 549, 550 and 551 of the Bankruptcy Code or otherwise arising under the Bankruptcy Code held by the Reorganized Debtor against any Person or Entity.

Section 10.5. Exculpation

         None of the Debtor, the Reorganized Debtor, the Disbursing Agents, the Indenture Trustees, members of the Ad Hoc Committee and members of the Voting Agreement Group, nor any of their respective current or former members, partners, officers, directors, employees, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons) shall have or incur any liability to any Holder of any Claim or Common Stock Interest for any act or omission in connection with, or arising out of the Debtor's restructuring, this Plan, the Chapter 11 Case, the Disclosure Statement, the Dutch Plan, the Plan Documents, the Lock-Up Agreement, the Supplemental Agreement, the Voting Agreement, the solicitation of votes for and the pursuit of confirmation of this Plan and the Dutch Plan, the consummation of this Plan and the Dutch Plan, or the administration of this Plan and the Dutch Plan or the property to be distributed under this Plan and the Dutch Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the Dutch Plan.

Section 10.6. Injunction

         Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that:

                    (a) all Entities who have held, hold or may hold Claims against or Common Stock Interests in the Debtor are, with respect to those Claims and Common Stock Interests, permanently enjoined, on and after the Effective Date, from (i) asserting, commencing or continuing in any manner any action against the Debtor or Reorganized Debtor, any action against any of the assets of the Debtor or Reorganized Debtor, and any other or further Claim or Common Stock Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date,
          (ii) the enforcement, attachment, collection or recovery, by any manner or means of any judgment, award or decree or order against the Debtor or Reorganized Debtor, (iii) creating, perfecting or enforcing any Lien of any kind against the Debtor or Reorganized Debtor, (iv) asserting any setoff, right of subrogation or recoupments of any kind against any obligation due the Debtor or Reorganized Debtor, and (v) any action, in any manner, in any place whatsoever, that does not conform or comply with the Plan; and

                    (b) all Entities including, without limitation, all Holders of Claims or Common Stock Interests, regardless of whether they accept the Plan, are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, Common Stock Interest, interest, obligation, debt, right, remedy or liability released or to be released pursuant to this Article X or limited by the exculpation provisions of Section
          10.5 (to the extent of such limitation); and

                    (c) unless otherwise provided, all other injunctions or stays provided for in the Chapter 11 Case (but not provided for in this Plan) pursuant to section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

                                   ARTICLE XI

                            RETENTION OF JURISDICTION

Section 11.1. Retention of Jurisdiction

         Notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain such jurisdiction as legally permissible, including, without limitation, jurisdiction to:

                    (a) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Common Stock Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Common Stock Interests;

                    (b) grant or deny any applications by Professionals for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

                    (c) resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI above to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                    (d) ensure that Distributions to Holders of Allowed Claims and Allowed Common Stock Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article VIII;

                    (e) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

                    (f) enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, including, but not limited to, modification or amendment thereof pursuant to Section 12.4 of the Plan, and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

                    (g) resolve any case, controversies, suits or disputes that may arise in connection with the interpretation or enforcement of the Plan or any Entity's obligations incurred in connection with the Plan;

                    (h) issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;

                    (i) resolve any case, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in
          Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

                    (j) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                    (k) determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

                    (l) enter an order or final decree concluding the Chapter 11 Case;

                    (m) resolve disputes concerning any Disputed Claims and Disputed Common Stock Interests;

                    (n) resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Case, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the confirmation of this Plan for the purpose of determining whether a Claim or Common Stock Interest is discharged hereunder or for any other purpose;

                    (o) recover all assets of the Debtor and property of the Estate, wherever located; and

                    (p) hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.1. Dissolution of Committees

         On the Effective Date, all Committees, if any, shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Case.

Section 12.2. Payment of Statutory Fees

         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

Section 12.3. Modification of Plan

         The Debtor reserves the right to alter, amend or modify the Plan with the consent of the Ad Hoc Committee prior to the entry of the Confirmation Order provided that any such alteration, amendment or modification does not materially adversely change the treatment of any creditor who has not accepted in writing such alteration, amendment or modification. After the entry of the Confirmation Order, the Debtor or Reorganized Debtor, as the case may be, and after the Effective Date only the Reorganized Debtor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan provided that any such alteration, amendment or modification does not materially adversely change the treatment of any creditor who has not accepted in writing such alteration, amendment or modification.

Section 12.4. Revocation or Withdrawal of Plan

         The Debtor reserves the right to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if the Effective Date does not occur, then the Plan shall be deemed null and void, and of no force or effect.

Section 12.5. Successors and Assigns

         The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Entity.

Section 12.6. Reservation of Rights

         Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Common Stock Interests prior to the Effective Date.

Section 12.7. Section 1145 Exemption

          Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, Distribution or transfer of shares of New Common Stock and Warrants of the Reorganized Debtor, or exchange of any of the Notes under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer, or underwriter of, or broker or dealer in, or a security.

Section 12.8. Headings

          Headings utilized in the Plan are for the convenience of reference only and shall not constitute a part of the Plan for any other purpose.

Section 12.9. Governing Law

         Except to the extent that the Bankruptcy Code or other federal law is applicable, the Plan shall be governed by and construed in accordance with the laws of the State of New York.

Section 12.10. Severability

         Except as to terms which would frustrate the overall purposes of this Plan or materially affect the interests of the Reorganized Debtor or the Holders of Notes, or should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

Section 12.11. Implementation

         The Debtor is hereby authorized take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in this Plan.

Section 12.12. Further Assurances

         The Debtor, Reorganized Debtor and all Holders of Claims and Common Stock Interests receiving Distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

Section 12.13. Service of Documents

         Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtor shall be sent by first class U.S. mail, postage prepaid to:

                  Versatel Telecom International N.V.
                  Hullenbergweg 101
                  1101 CL Amsterdam Zuid-Oost
                  The Netherlands
                  Attn:  Chief Financial Officer
                  with copies to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Attn:  Douglas P. Bartner, Esq.
                         Andrew V. Tenzer, Esq.

          On and after the Effective Date, any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid to:

                  Versatel Telecom International N.V.
                  Hullenbergweg 101
                  1101 CL Amsterdam Zuid-Oost
                  The Netherlands
                  Attn:  Chief Financial Officer

Section 12.14. Exemption from Certain Transfer Taxes

         Pursuant to section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any other Lien, mortgage, deed of trust or other security interest;
(c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including, without limitation, the Confirmation Order, shall not be subject to any U.S. document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded, to the extent recorded in the U.S., shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any U.S. filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

Section 12.15. Compromise of Controversies

          Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, Distributions and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to and released by the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court's findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, Reorganized Debtor, the Estate and any Entity holding Claims against the Debtor.

Section 12.16. No Admissions

         Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by an Entity with respect to any matter set forth herein.

Section 12.17. Filing of Additional Documents

         On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                         Respectfully Submitted,

                                         VERSATEL TELECOM INTERNATIONAL N.V.



                                         By  /s/ Jan A. van Berne
                                             ---------------------------------
                                             Name:  Jan A. van Berne
                                             Title: General Counsel and
                                                    Chief Development Officer